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                                                                      EXHIBIT 20

                           ARV ASSISTED LIVING, INC.

January 20, 1998

DEAR SHAREHOLDER:

      Emeritus Corporation ("Emeritus") and certain other shareholders of ARV Assisted Living, Inc. (the "Company") have called for a special meeting of shareholders (the "Special Meeting") to be held on February 6, 1998. The purpose of the Special Meeting is to consider and vote upon Emeritus' proposal to approve and adopt a purported agreement and plan of merger (the "Merger Agreement") among the Company, EMAC Corp. and Emeritus Corporation pursuant to which Emeritus will, subject to various conditions, acquire all of the outstanding securities of the Company.

      THE SPECIAL MEETING WILL BE HELD AFTER THE ANNUAL MEETING OF SHAREHOLDERS WHICH WILL BE HELD ON WEDNESDAY, JANUARY 28, 1998.

      The proposed Merger Agreement for which Emeritus seeks approval has not even been presented to your Board of Directors. Emeritus has indicated through its proxy materials related to the Annual Meeting, however, that the merger, like its current tender offer, will be subject to several significant conditions.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT EMERITUS' PROPOSAL TO MERGE WITH THE COMPANY ON THE TERMS CURRENTLY PROPOSED BY EMERITUS BECAUSE SUCH A MERGER IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS.

                                          Sincerely,

                                          /s/ HOWARD G. PHANSTIEL
                                          Howard G. Phanstiel
                                          Chairman of the Board
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                           ARV ASSISTED LIVING, INC.
                         ------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                FEBRUARY 6, 1998

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of ARV Assisted Living, Inc., a California corporation (the "Company"), will be held on Friday, February 6, 1998, at 3:00 p.m. local time, at the Airport Hilton, 18800 MacArthur Blvd., Irvine, California 92715, for the following purposes:

      To consider and vote upon the following matters:

         1. Proposal to approve and adopt a purported agreement and plan of merger (the "Merger Agreement") among the Company, EMAC Corp., and Emeritus Corporation ("Emeritus") pursuant to which Emeritus will, subject to various conditions, acquire all of the outstanding securities of the Company; and

         2. Transacting such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

      Holders of record of Common Stock of the Company as of the close of business on January 27, 1998 are entitled to receive notice of, and to vote at, the Special Meeting. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Special Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on January 19, 1998, there were 15,848,498 shares of Common Stock issued and outstanding.

      Neither the Company nor Emeritus has filed definitive proxy materials with respect to the proposal to approve the Merger Agreement. Emeritus has not even presented the Merger Agreement to the Company's Board of Directors for consideration.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE PROPOSAL TO APPROVE THE MERGER AGREEMENT BECAUSE IT BELIEVES THAT A MERGER OF THE COMPANY AND EMERITUS ON THE TERMS CURRENTLY PROPOSED BY EMERITUS IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS.

                                          By Order of the Board of Directors,

                                          /s/ HOWARD G. PHANSTIEL
                                          Howard G. Phanstiel
                                          Chairman of the Board